EXHIBIT 2.1

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                             AGREEMENT OF MERGER AND


                             PLAN OF REORGANIZATION

                                      among

                             QUALITY EXCHANGE, INC.

                           PTCL ACQUISITION CORP. and

                       PROTOCALL TECHNOLOGIES INCORPORATED





                                 July 22, 2004



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                               TABLE OF CONTENTS

                                                                           Page

1.     The Merger.............................................................1
   1.1 Merger.................................................................1
   1.2 Effective Time.........................................................2
   1.3 Certificate of Incorporation, By-laws, Directors and Officers..........2
   1.4 Assets and Liabilities.................................................2
   1.5 Manner and Basis of Converting Shares..................................2
   1.6 Surrender and Exchange of Certificates.................................3
   1.7 Stock Options and Warrants.............................................3
   1.8 Parent Common Stock....................................................5

2.     Representations and Warranties of the Company..........................5
   2.1 Organization, Standing, Subsidiaries, Etc..............................5
   2.2 Qualification..........................................................6
   2.3 Capitalization of the Company..........................................6
   2.4 Indebtedness...........................................................6
   2.5 Company Shareholders...................................................6
   2.6 Corporate Acts and Proceedings.........................................6
   2.7 Compliance with Laws and Instruments...................................7
   2.8 Binding Obligations....................................................7
   2.9 Broker's and Finder's Fees.............................................7
   2.10  Financial Statements.................................................7
   2.11  Absence of Undisclosed Liabilities...................................7
   2.12  Changes..............................................................8
   2.13  Employee Benefit Plans; ERISA........................................8
   2.14  Title to Property and Encumbrances...................................8
   2.15  Litigation...........................................................9
   2.16  Patents, Trademarks, Etc.............................................9
   2.17  Disclosure...........................................................9

3.     Representations and Warranties of Parent and Acquisition Corp..........9
   3.1 Organization and Standing..............................................9
   3.2 Corporate Authority...................................................10
   3.3 Broker's and Finder's Fees............................................10
   3.4 Capitalization of Parent..............................................10
   3.5 Acquisition Corp......................................................10
   3.6 Validity of Shares....................................................11
   3.7 SEC Reporting and Compliance..........................................11
   3.8 Financial Statements..................................................11
   3.9 Governmental Consents.................................................12
   3.10  Compliance with Laws and Instruments................................12
   3.11  No General Solicitation.............................................12
   3.12  Binding Obligations.................................................12
   3.13  Absence of Undisclosed Liabilities..................................12
   3.14  Changes.............................................................13
   3.15  Tax Returns and Audits..............................................13
   3.16  Employee Benefit Plans; ERISA.......................................14
   3.17  Litigation..........................................................14

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   3.18  Interested Party Transactions.......................................15
   3.19  Questionable Payments...............................................15
   3.20  Obligations to or by Stockholders...................................15
   3.21  Assets and Contracts................................................15
   3.22  Employees...........................................................16
   3.23  Disclosure..........................................................16

4.     Additional Representations, Warranties and Covenants of the
       Shareholders............................... ..........................16

5.     Conduct of Businesses Pending the Merger..............................17
   5.1 Conduct of Business by the Company Pending the Merger.................17
   5.2 Conduct of Business by Parent and Acquisition Corp. Pending the
       Merger................................................................18

6.     Additional Agreements.................................................19
   6.1 Access and Information................................................19
   6.2 Additional Agreements.................................................19
   6.3 Publicity.............................................................20
   6.4 Appointment of Directors..............................................20
   6.5 Parent Name Change and Exchange Listing...............................20
   6.6 Registration Rights Agreement.........................................20
   6.7 Lock-Up Letters.......................................................20
   6.8 Stock Incentive Plan..................................................20
   6.9 Private Offering......................................................21

7.     Conditions of Parties' Obligations....................................21
   7.1 Company Obligations...................................................21
   7.2 Parent and Acquisition Corp. Obligations..............................22

8.     Non-Survival of Representations and Warranties........................25

9.     Amendment of Agreement................................................25

10.    Definitions...........................................................25

11.    Closing...............................................................29

12.    Termination Prior to Closing..........................................29
   12.1  Termination of Agreement............................................29
   12.2  Termination of Obligations..........................................30

13.    Miscellaneous.........................................................30
   13.1  Notices.............................................................30
   13.2  Entire Agreement....................................................31
   13.3  Expenses............................................................31
   13.4  Time................................................................31
   13.5  Severability........................................................31
   13.6  Successors and Assigns..............................................31
   13.7  No Third Parties Benefited..........................................31
   13.8  Counterparts........................................................31
   13.9  Governing Law.......................................................31

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                         LIST OF EXHIBITS AND SCHEDULES


Exhibits
--------
A                 Certificate of Merger
B                 Certificate of Incorporation of the Company
C                 By-laws of the Company
D                 Directors and Officers of the Surviving Corporation
E                 Letter of Transmittal
F                 Registration Rights Agreement
G                 Lock-Up Letter
H                 Form of Opinion of Company's Counsel
I                 Form of Opinion of Parent's Counsel
J                 Form of Release of Andrew D. Owens

Company Disclosure Schedules
----------------------------
1.5               Holders of Parent Common Stock Post-Merger
1.7(a)            Treatment of Options
1.7(b)(i)         Treatment of Company Warrants
2.5               Company Shareholders
2.9               Broker's and Finder's Fees
2.10              Financial Statements
2.11              Undisclosed Liabilities
2.12              Changes/Indebtedness
2.13              Schedule of Employee Benefit Plans
2.16              Patents, Trademarks, Etc.

Parent Disclosure Schedules
---------------------------
3.1               Subsidiaries
3.21              Schedule of Parent Bank Accounts


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                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


         THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on July 22, 2004, by and among QUALITY EXCHANGE, INC., a Nevada corporation ("Parent"), PTCL ACQUISITION CORP., a New York corporation ("Acquisition Corp."), which is a wholly-owned subsidiary of Parent, and PROTOCALL TECHNOLOGIES INCORPORATED, a New York corporation
(the "Company").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and shareholders for Acquisition Corp. to be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the Business Corporation Law of the State of New York (the "NYBCL"), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the "Certificate of Merger") attached as Exhibit A hereto; and the Board of Directors of Parent has also approved this Agreement and the Certificate of Merger;

         WHEREAS, the requisite Shareholders (as such term is defined in Section 10 hereof) have approved, by written consent pursuant to Section 903 of the NYBCL, this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, including without limitation, the Merger, and Parent, as the sole shareholder of Acquisition Corp., has approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger; and

         WHEREAS, immediately following the Closing (as such term is defined herein), Parent (as it will exist as of the closing of the Merger) will sell shares of its common stock, par value $.001 per share, in a private offering (the "Private Offering") to accredited investors, pursuant to the terms of a Confidential Private Placement Memorandum, dated May 4, 2004, as it may be supplemented (the "Memorandum"), for the purpose of financing the ongoing business and operations of the Surviving Corporation (as defined below) following the Merger.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

         1. The Merger.

         1.1 Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with Section 901 et seq. of the NYBCL. At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York under the name Protocall, Inc.

         1.2 Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Department of State of the State of New York in accordance with

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Section 904 of the NYBCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Effective Time."

         1.3 Certificate of Incorporation, By-laws, Directors and Officers.

                  (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law, except that Article I of the Certificate of Incorporation of the Company shall be deleted in its entirety and the text of the following Article I substituted therefor, all effective as of the Effective Time: "The name of the Corporation is PROTOCALL INC."

                  (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                  (c) The directors and officers listed in Exhibit D hereto shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

         1.4 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the "Constituent Corporations"); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         1.5      Manner and Basis of Converting Shares.

                  (a) At the Effective Time:

                           (i) each share of common stock, no par value, of
Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive ten (10) shares of common stock, par value $.001 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

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                           (ii) the shares of common stock, par value $.001 per
share, of the Company (the "Company Common Stock"), which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company, beneficially owned by the Shareholders listed in Schedule 2.5 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the NYBCL and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Shareholders, which shall be equal to one share of Parent Common Stock for each share of Company Common Stock; and

                           (iii) each share of Company Common Stock held in the
treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

                  (b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

         1.6 Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Shareholder has lost their certificate or certificates or that such have been destroyed and
(ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Shareholder representing the number of shares of Parent Common Stock that such Shareholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof. Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the NYBCL.

         1.7      Stock Options and Warrants.

                  (a) At the Effective Time, the terms of each outstanding employee stock option granted by the Company to purchase shares of Company Common Stock (a "Company Stock Option") under the 2000 Stock Incentive Plan of the Company (the "Company Incentive Plan"), whether vested or unvested, shall be adjusted as necessary or otherwise amended by action of the Board of Directors of the Company to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute and shall become an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock (the "Parent Stock Options") as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, at a price per share of Parent

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Common Stock equal to the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option; provided, however, that, after aggregating all the shares of a holder subject to Company Stock Options, any fractional share of Parent Common Stock resulting from such calculation for such holder shall be rounded up to the nearest whole share; and provided, further, that in the case of any stock option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. Schedule 1.7(a) attached hereto sets forth the name of each holder of Company Stock Options, the aggregate number of shares of Company Common Stock which each such person may purchase pursuant to his or her Company Stock Options and the aggregate number of shares of Parent Common Stock which each such person may purchase pursuant to the operation of this Section 1.7(a). In connection with the implementation of this Section 1.7(a), prior to the Closing, the Board of Directors of the Company has, pursuant to authority granted to it under the Company Incentive Plan, adopted a resolution modifying the terms and conditions of the Company Stock Options to provide that, following the Effective Time, such options shall be exercisable for shares of Parent Common Stock, in accordance with the provisions of this Section 1.7(a). In furtherance of the foregoing, Parent agrees to assume at the Effective Time all the obligations of the Company under the Company Incentive Plan, including, without limitation, the outstanding Company Stock Options and the obligation to issue the number of shares of Parent Common Stock set forth on Schedule 1.7(a) upon the exercise of the Company Stock Options. As of the date hereof, there are outstanding Company Stock Options to purchase approximately 4,000,000 shares of Common Stock, which are exercisable into approximately 4,000,000 shares of Parent Common Stock pursuant to this Section 1.7(a).

                           (b) (i) At the Effective Time, all outstanding
warrants issued by the Company to purchase shares of Company Common Stock (the "Company Warrants") that have not been surrendered by the holder thereof in exchange for Company Common Stock, will, at the Effective Time, be deemed be a warrant to acquire the same number of shares of Parent Common Stock as the holder of such Company Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrants in full immediately prior to the Effective Time at a price per share of Parent Common Stock equal to the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant. Schedule 1.7(b)(i) attached hereto sets forth the name of each holder of Company Warrants (the "Parent Warrants"), the type of Company Warrant held by such holder, the aggregate number of shares of Company Common Stock which each such person may purchase pursuant to the exercise of his or her Company Warrants and the aggregate number of shares of Parent Common Stock which each such person may purchase upon exercise of Parent Warrants acquired upon such exchange, conversion or amendment. By its signature hereunder, Parent expressly assumes (a) the obligation to deliver Parent Warrants at the Effective Time to the holders of Company Warrants who have exchanged their Company Warrants for Parent Warrants and (b) the obligation to issue Parent Common Stock to the holders of Parent Warrants, all in accordance with the provisions of this Section 1.7(b)(i).

                           (ii) Without limiting the generality of the
foregoing, the Company and the Parent
shall take all corporate actions as may be necessary and desirable in order to effectuate the transactions contemplated by this Section 1.7(b).

                  (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company

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Incentive Plan and the agreements evidencing the grants of such Company Stock
Options and that such Company Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments, if any, required by this Section 1.7 after giving effect to the Merger).

                  (d) Parent shall take all action necessary and appropriate, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon the exercise of Parent Stock Options and Parent Warrants following the Effective Time as contemplated by this
Section 1.7.

                  (e) Other than the Company Stock Options and the Company Warrants, all options, warrants and rights to purchase Company Common Stock outstanding as of the Effective Date will be exercised or terminated prior to or effective upon the Effective Time, and neither Parent nor Acquisition Corp. shall assume or have any obligation with respect to such options, warrants or rights.

         1.8 Parent Common Stock. Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purpose. Parent further covenants that immediately prior to the Effective Time there will be no more than 1,125,000 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

         2.1      Organization, Standing, Subsidiaries, Etc.

                  (a) The Company is a corporation duly organized and existing in good standing under the laws of the State of New York, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

                  (b) Other than Protocall Software Delivery Systems, Inc. and Precision Type, Inc. (the "Subsidiaries"), the Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. The Company owns all of the issued and outstanding capital stock of the Subsidiaries free and clear of all Liens, and the Subsidiaries have no outstanding options, warrants or rights to purchase capital stock or other equity securities of such Subsidiaries, other than the capital stock owned by the Company. Unless the context otherwise requires, all references in this
Section 2 to the "Company" shall be treated as being a reference to the Company and the Subsidiaries taken together as one enterprise.

         2.2 Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise),

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properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the "Condition of the Company").

         2.3 Capitalization of the Company. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, and the Company has no authority to issue any other capital stock. There are 6,480,271 shares of Company Common Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person. After the conversion into shares of Company Common Stock of (i) certain outstanding convertible notes and other indebtedness of the Company (the "Shareholder Notes") and (ii) Company Warrants, immediately prior to the Effective Time, the Company will have 16,821,974 shares of Company Common Stock outstanding. The offer, issuance and sale of such shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Company Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or blue sky law. Except as disclosed in Schedule 2.5, the Company has no outstanding options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

         2.4 Indebtedness. The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet.

         2.5 Company Shareholders. Schedule 2.5 hereto contains a true and complete list of the names and addresses of the record owner of all of the outstanding shares of Company Common Stock and other Equity Securities of the Company, together with the number and percentage (on a fully-diluted basis) of securities held. To the knowledge of the Company, except as described in
Schedule 2.5, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the exercise of the voting rights of Company Common Stock.

         2.6 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the "Merger Documents") have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Shareholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referred to in Section 1.2.

         2.7 Compliance with Laws and Instruments. The business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of the Merger Documents

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and the consummation by the Company of the transactions contemplated by this
Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing,
(b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company. and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company.

         2.8 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         2.9 Broker's and Finder's Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as set forth on Schedule 2.9.

         2.10 Financial Statements. Attached hereto as Schedule 2.10 are the Company's unaudited draft balance sheet (the "Balance Sheet") as of December 31, 2003 (the "Balance Sheet Date") and 2002, and the unaudited draft statements of operations, stockholders' (deficit) equity and cash flows for the years ended December 31, 2003 and 2002. Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior accounting periods.

         2.11 Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.11 and/or
Schedule 2.12 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

         2.12 Changes. Since the Balance Sheet Date, except as disclosed in
Schedule 2.12 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities

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incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, or (g) entered into any transaction other than in the usual and ordinary course of business.

         2.13 Employee Benefit Plans; ERISA. (a) Schedule 2.13 lists all: (i) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and covering employees of the Company, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA (collectively, the "Company Benefit Plans"); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of the Company providing employee or executive compensation or benefits to its employees, other than the Company Benefit Plans (collectively, the "Benefit Arrangements"). Each Company Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.

         2.14 Title to Property and Encumbrances. The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

         2.15 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

         2.16 Patents, Trademarks, Etc. Schedule 2.16 sets forth a list of all United States and foreign patents, trademarks, trade names, copyrights, and applications therefor used by the Company exclusively in and material to the conduct of its business (the "Patent and Trademark Rights"). Except as disclosed in the Schedule 2.16, (a) the Company owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights; and (b) to the Company's knowledge, the conduct of its business as now being conducted does not conflict with any valid patents, trademarks, trade names or copyrights of others in any way which has a material adverse effect on the business or financial condition of the Company or its business.

         2.17 Disclosure. There is no fact relating to the Company that the Company has not disclosed to Parent in writing that materially and adversely affects nor, insofar as the Company can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company. No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

3. Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. jointly and severally represent and warrant to the Company, as follows:

         3.1 Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of New York. Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and By-laws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Except as disclosed on Schedule 3.1 hereto, neither Parent nor Acquisition Corp. has any subsidiaries (except Parent as the sole shareholder of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Section 3 to the "Parent" shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

         3.2 Corporate Authority. Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.

         3.3 Broker's and Finder's Fees. Except for the firms engaged by the Company set forth on Schedule 2.9, no person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker's or finder's fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby. Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced Parent or Acquisition Corp. to, or assisted them with the transactions contemplated by or described herein.

         3.4 Capitalization of Parent. The authorized capital stock of Parent consists of (a) 100,000,000 shares of common stock, par value $.001 per share (the "Parent Common Stock"), of which not more than 1,125,000 shares will be, prior to the Effective Time, issued and outstanding (inclusive of the shares of Parent Common Stock to be issued at the Effective Time pursuant to Section 6.9 hereof, which for purposes of this Section 3.4, will be deemed issued and outstanding prior to the Effective Time), after taking into consideration the cancellation of Parent Common Stock as indicated in Section 7.2(f)(7)(iii) hereof, and (b) no shares of preferred stock. Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

         3.5 Acquisition Corp. Acquisition Corp. is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

         3.6 Validity of Shares. The 16,821,974 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Shareholders as contemplated by
Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

         3.7 SEC Reporting and Compliance. (a) Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on November 29, 2002. Since that date, Parent has filed with the Commission all registration statements and other reports required to be filed by companies registered pursuant to Section 15(d) of the Exchange Act.

                  (b) Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the "Parent SEC Documents") filed by the Parent with the Commission. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

                  (c) Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since January 1, 2004. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since January 1, 2004 and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

                  (d) Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

                  (e) The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol "QEXI.OB," and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Stock.

                  (f) Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board.

                  (g) To the best knowledge of Parent, Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

         3.8 Financial Statements. The balance sheets, and statements of income, changes in financial position and stockholders' equity contained in the Parent SEC Documents (the "Parent Financial Statements") (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and
(iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, are as audited by, and include the related opinions of Beckstead and Watts, LLP, Parent's independent certified public accountants. The financial information included in the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 are unaudited, but reflect all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

         3.9 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

         3.10 Compliance with Laws and Instruments. The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Certificate of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Certificate of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

         3.11 No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

         3.12 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.13 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of December 31, 2003 (the "Parent Balance Sheet") or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since December 31, 2003 (the "Parent Balance Sheet Date"), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the "Condition of the Parent"), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

         3.14 Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent's knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

         3.15 Tax Returns and Audits. All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it. None of the Parent's federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

         3.16 Employee Benefit Plans; ERISA. (a) Except as disclosed in the Parent SEC Documents, there are no "employee benefit plans" (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent. Any plans listed in the Parent SEC Documents are hereinafter referred to as the "Parent Employee Benefit Plans."

                  (b) Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

                  (c) All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

                  (d) There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

                  (e) There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

                  (f) No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any "multi-employer plan," as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

         3.17 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business. To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

         3.18 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

         3.19 Questionable Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

         3.20 Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

         3.21 Assets and Contracts. Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Parent. Parent does not own any real property. Parent is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any "associate" (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer's representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. The Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Schedule 3.21 contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of Parent, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 3.21, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby. Parent has furnished to the Company true and complete copies of all agreements and other documents disclosed or referred to in Schedule 3.21, as well as any additional agreements or documents, requested by the Company.

         3.22 Employees. Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

         3.23 Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4. Additional Representations, Warranties and Covenants of the Shareholders. Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock, that was converted pursuant to Section
1.5 hereof into the right to receive Parent Common Stock a letter of transmittal ("Letter of Transmittal") in substantially the form attached hereto as Exhibit E which shall contain additional representations, warranties and covenants of such Shareholder, including without limitation, that (i) such Shareholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Shareholder is bound or affected,
(iii) such Shareholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Shareholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (iv) such Shareholder is an "accredited investor," as such term is defined in Regulation D under the Securities Act and that such Shareholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state, and (v) such Shareholder has had an opportunity to ask and receive answers to any questions such Shareholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Shareholder has requested. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.6 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5. Conduct of Businesses Pending the Merger.

         5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

                  (a) the business of the Company shall be conducted only in the ordinary course;

                  (b) the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Certificate of Incorporation or By-laws; or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

                  (c) the Company shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock, except to issue shares of Company Common Stock in connection with the exercise of stock options outstanding on the date hereof, the conversion of the Shareholder Notes and the Company Warrants; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or
(v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

                  (d) the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

                  (e) the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

                  (f) except for the employment agreements contemplated by
Section 7.1(g)(5), the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement.

5.2 Conduct of Business by Parent and Acquisition Corp. Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

                  (a) the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;

                  (b) neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

                  (c) neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.2(a) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

                  (d) neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

                  (e) neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees.

6. Additional Agreements.

         6.1 Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party's possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party's directors, officers, employees and representatives of such party's advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

         6.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

         6.3 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any press release or public announcement prior to its release.

         6.4 Appointment of Directors. Immediately upon the Effective Time, Parent shall accept the resignation of the current officer and director of Parent as provided by Section 7.2(f)(7) hereof, and shall cause the persons listed as directors in Exhibit D hereto to be elected to the Board of Directors of Parent. At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent's Board of Directors shall be accomplished in accordance with the by-laws of Parent.

         6.5 Parent Name Change and Exchange Listing. At the Effective Time, Parent shall take all required legal actions to change its corporate name to Protocall Technologies Incorporated. Promptly following the Effective Time, Parent shall take all required actions to, upon satisfaction of the original listing requirements, list the Parent Common Stock for trading on the American Stock Exchange or the Nasdaq SmallCap Market.

         6.6 Registration Rights Agreement. As of the Effective Time, Parent shall enter into a Registration Rights Agreement with certain of its stockholders on substantially the terms set forth in the form of agreement attached as Exhibit F.

         6.7 Lock-Up Letters. As of the Effective Time, lock-up letters, on substantially the terms set forth in the form of lock-up letter attached as Exhibit G hereto, shall have been executed by those Shareholders reasonably requested to do so by Parent.

         6.8 Stock Incentive Plan. Prior to the Effective Time, the Company shall establish a new incentive stock option plan or amend the Company Incentive Plan to add additional stock options so that the total number of shares of Common Stock authorized for issuance under the Company Incentive Plan is equal to approximately 4,000,000, or an aggregate of approximately fifteen percent (15%) of the number of shares of Parent Common Stock to be issued and outstanding following the Merger and after giving effect to the number of shares of Parent Common Stock issued pursuant to the Private Offering. Such new incentive stock option plan or amended Company Incentive Plan shall be assumed by Parent at the Effective Time. Stock options issuable pursuant to the Company Incentive Plan shall be used for attracting and retaining employees, directors and advisors and such other purposes as may be deemed by Parent's Board of Directors and shall be granted from time to time under the guidance and approval of Parent's Board of Directors.

         6.9 Private Offering. Parent shall cause the Private Offering to be consummated immediately following the Effective Time.

7. Conditions of Parties' Obligations.

         7.1 Company Obligations. The obligations of Parent and Acquisition Corp. under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

                  (a) No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

                  (b) Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

                  (c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

                  (d) Certificate of Officers. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs
(a), (b) and (c) of this Section 7.1.

                  (e) Opinion of the Company's Counsel. Parent and Acquisition Corp. shall have received from Greenberg Traurig, LLP, New York, New York, counsel for the Company, a favorable opinion dated the Closing Date to the effect set forth in Exhibit H hereto.

                  (f) No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

                  (g) Supporting Documents. Parent and Acquisition Corp. shall have received the following:

                                    (1) Copies of resolutions of the Board of
Directors and the Shareholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

                                    (2) A certificate of incumbency executed by
the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

                                    (3) A certificate, dated the Closing Date,
executed by the Company's Secretary, certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

                                    (4) Evidence as of a recent date of the good
standing and corporate existence of the Company issued by the Department of State of the State of New York and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

                                    (5) Employment Agreements between Parent and
each of Bruce Newman, Brenda Newman, Anthony Andrews, Aaron Knoll and Michael Polesky, each of which agreements shall be effective as of the Closing Date.

                                    (6) Such additional supporting documentation
and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

                  (h) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as Parent or its counsel may reasonably request.

         7.2 Parent and Acquisition Corp. Obligations. The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraph (f) of Section 7.1 hereof and the following additional conditions:

                  (a) No Errors, etc. The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

                  (b) Compliance with Agreement. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificate of Merger to be performed or complied with by them on or before the Closing Date.

                  (c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

                  (d) Certificate of Officer. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective President, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

                  (e) Opinion of Parent's Counsel. The Company shall have received from the Law Office of Gary A. Agron, Denver, Colorado, counsel for Parent, a favorable opinion dated the Closing Date to the effect set forth in
Exhibit I hereto.

                  (f) Supporting Documents. The Company shall have received the following:

                                    (1) Copies of resolutions of Parent's and
Acquisition Corp.'s respective boards of directors and the sole shareholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Certificate of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.

                                    (2) A certificate of incumbency executed by
the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

                                    (3) A certificate, dated the Closing Date,
executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.

                                    (4) A certificate of Holladay Stock
Transfer, Inc., Parent's transfer agent and registrar, certifying as of the business day prior to the Closing Date, and before taking into consideration the cancellation of Parent Common Stock as indicated in Section

7.2(f)(7)(iii) hereof, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

                                    (5) A letter from Holladay Stock Transfer,
Inc., Parent's transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date after taking into consideration the cancellation of Parent Common Stock as indicated in Section 7.2(f)(7)(iii) hereof, but prior to the closing of the Merger, is no more than 1,125,000 shares of Parent Common Stock.

                                    (6) An agreement in writing from Beckstead
and Watts, LLP, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions and audit reports with respect to any and all financial statements of Parent that had been audited by such firm.

                                    (7) (i) The executed resignation of Andrew
D. Owens as a director and officer of Parent, with the director resignation to take effect at the Effective Time, (ii) an executed release from Andrew D. Owens in the form attached hereto as Exhibit J, and (iii) stock powers executed in blank by Andrew D. Owens evidencing the cancellation of an aggregate of 7,875,000 shares of Parent Common Stock owned by him in consideration for $15,000 plus all the issued and outstanding capital stock of Orion Publishing, Inc., a subsidiary of Parent.

                                    (8) An agreement in writing from Parent, in
form and substance reasonably satisfactory to the Company, to sell its Orion Publishing business to Andrew D. Owens promptly after the Effective Time.

                                    (9) Evidence in form and substance
reasonably satisfactory to the Company of the termination as of or prior to the Effective Time of (i) the Consulting Agreement between Parent and Westpac Communications, and (ii) the Employment Agreement between Parent and Andrew D. Owens.

                                    (10) Evidence as of a recent date of the
good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation and evidence that the Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

                                    (11) Such additional supporting
documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

                  (g) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

         The Company and Parent may waive compliance with any of the conditions precedent specified in this Section 7.2.

8. Non-Survival of Representations and Warranties. The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Effective Time. This Section 8 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9. Amendment of Agreement. This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

10. Definitions. Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

         "Acquisition Corp." means PTCL Acquisition Corp., a New York corporation.

         "Acquisition Proposal" shall have the meaning assigned to such term in each of Section 5.1(e) and Section 5.2(d) hereof, as applicable.

         "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

         "Agreement" shall mean this Agreement.

         "Balance Sheet" and "Balance Sheet Date" shall have the meanings assigned to such terms in Section 2.10 hereof.

         "Benefit Arrangements" shall have the meaning assigned to it in Section
2.13 hereof.

         "Certificate of Merger" shall have the meaning assigned to it in the second recital of this Agreement.

         "Closing" and "Closing Date" shall have the meanings assigned to such terms in Section 11 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the U.S. Securities and Exchange Commission.

         "Company" shall mean Protocall Technologies Incorporated, a New York corporation.

         "Company Common Stock" shall have the meaning assigned to it in Section 1.5(a)(ii).

         "Company Benefit Plans" shall have the meaning assigned to it in
Section 2.13 hereof.

         "Company Incentive Plan" shall have the meaning assigned to it in
Section 1.7(a) hereof.

         "Company Stock Options" shall have the meaning assigned to it in
Section 1.7(a) hereof.

         "Company Warrants" shall have the meaning assigned to it in Section 1.7(b) hereof.

         "Condition of the Company" shall have the meaning assigned to it in
Section 2.2 hereof.

         "Condition of the Parent" shall have the meaning assigned to it in
Section 3.13 hereof.

         "Constituent Corporations" shall have the meaning assigned to it in
Section 1.4 hereof.

         "Default" shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

         "Effective Time" shall have the meaning assigned to it in Section 1.2 hereof.

         "Equity Security" shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

         "ERISA" shall have the meaning assigned to it in Section 2.13 hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Event of Default" shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five
(5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

         "GAAP" shall have the meaning assigned to it in Section 2.10 hereof.

         "Indebtedness" shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

         "Indebtedness for Borrowed Money" shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

         "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

         "knowledge" and "know" means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.

         "Letter of Transmittal" shall have the meaning assigned to it in
Section 4 hereof.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

         "Memorandum" shall have the meaning assigned to it in the fourth recital hereof.

         "Merger" shall have the meaning assigned to it in the first recital hereof.

         "Merger Documents" shall have the meaning assigned to it in Section 2.6 hereof.

         "NYBCL" shall have the meaning assigned to it in the second recital hereof.

         "Parent" shall mean Quality Exchange, Inc., a Nevada corporation.

         "Parent Balance Sheet" and "Parent Balance Sheet Date" shall have the meanings assigned to them in Section 3.13 hereof.

         "Parent Common Stock" shall have the meaning assigned to it in Section
3.4 hereof.

         "Parent Employee Benefit Plans" shall have the meaning assigned to it in Section 3.16 hereof.

         "Parent Financial Statements" shall have the meaning assigned to it in
Section 3.8 hereof.

         "Parent SEC Documents" shall have the meaning assigned to it in Section
3.7 hereof.

         "Parent Stock Options" shall have the meaning assigned to it in Section 1.7(a) hereof.

         "Parent Warrants" shall have the meaning assigned to it in Section 1.7(b) hereof.

         "Patent and Trademark Rights" shall have the meaning assigned to it in
Section 2.16 hereof.

         "Permitted Liens" shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmens' and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

         "Person" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

         "Private Offering" shall have the meaning assigned to it in the fourth recital hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shareholder Notes" shall have the meaning assigned to it in Section
2.3 hereof.

         "Shareholders" shall mean all of the shareholders of the Company.

         "Subsidiaries" shall have the meaning assigned to it in Section 2.1(b) hereof.

         "Surviving Corporation" shall have the meaning assigned to it in
Section 1.1 hereof.

         "Tax" or "Taxes" shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction;
(b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

         "Tax Return" shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11. Closing. The closing of the Merger (the "Closing") shall occur concurrently with the Effective Time (the "Closing Date"). The Closing shall occur at the offices of Greenberg Traurig, LLP referred to in Section 13.1 hereof. At the Closing, Parent shall present for delivery to each Shareholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof. Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section
7.1 hereof, and the certificates

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

representing all of the Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers' certificate and opinion referred to in Section 7.2 hereof. All of the other documents and certificates and agreements referenced in Section 7 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12. Termination Prior to Closing.

         12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of the Company, Acquisition Corp. and Parent;

                  (b) By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

                  (c) By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

                  (d) By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

                  (e) By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to September 30, 2004, for any reason other than delay or nonperformance of the party seeking such termination.

         12.2 Termination of Obligations. Termination of this Agreement pursuant to this Section 12 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1, 13.3 and 13.11; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

13. Miscellaneous.

         13.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

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

         If to Parent
         or Acquisition Corp.:   Quality Exchange, Inc.
                                 East 49 Pineridge Ct.
                                 Spokane, Washington 99208
                                 Attention:  Mr. Andrew D. Owens, President

         With a copy to:         Law Office of Gary A. Agron
                                 Suite 520, 5445 DTC Parkway
                                 Greenwood Village
                                 Denver, Colorado 80111
                                 Attention: Gary A. Agron, Esq.

         If to the Company:      Protocall Technologies Incorporated
                                 47 Mall Drive
                                 Commack, New York 11725
                                 Attention:  Mr. Bruce Newman, President and CEO

         With a copy to:         Greenberg Traurig, LLP
                                 200 Park Avenue, 14th Floor
                                 New York, New York 10166
                                 Attention: Spencer G. Feldman, Esq.

         Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

         13.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

         13.3 Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

         13.4 Time. Time is of the essence in the performance of the parties' respective obligations herein contained.

         13.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

         13.7 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

         13.8 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

         13.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in Suffolk County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in Suffolk County, New York has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.


                                    PARENT:

                                    QUALITY EXCHANGE, INC.


                                    By: /s/Andrew D. Owens
                                        ----------------------------------------
                                          Andrew D. Owens
                                          President


                                    ACQUISITION CORP.:

                                    PTCL ACQUISITION CORP.


                                    By: /s/Andrew D. Owens
                                        ----------------------------------------
                                          Andrew D. Owens
                                          President


                                    THE COMPANY:

                                    PROTOCALL TECHNOLOGIES INCORPORATED


                                    By: /s/Bruce Newman
                                        ----------------------------------------
                                          Bruce Newman
                                          President and Chief Executive Officer


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